Exhibit 99.1

FOR IMMEDIATE RELEASE

Harpoon Therapeutics Presents Interim Phase 1 Data from an Ongoing Dose

Escalation Trial for the PSMA-targeting TriTAC ® HPN424 at the ASCO20 Virtual

Scientific Program

•	The on-going dose escalation Phase 1 study has enrolled 44 patients with progressive, metastatic castration-resistant prostate cancer in 11 cohorts.

•	Initial safety data showed that HPN424 is generally well-tolerated, and cytokine-related adverse events have been transient and manageable.

•	Pharmacokinetic data supports weekly dosing and pharmacodynamic data supports T cell activation and target engagement consistent with the expected mechanism of action.

•	Signals of clinical activity include multiple patients remaining on study for more than 24 weeks, and serum PSA declines.

•	Management to host webcast and conference call to review the interim Phase 1 data and provide a pipeline update today at 4 p.m. ET /1 p.m. PT

SOUTH SAN FRANCISCO, Calif., May 29, 2020 - Harpoon Therapeutics, Inc. (NASDAQ: HARP), a clinical-stage immunotherapy company developing a novel class of T cell engagers, today presented interim data from the ongoing dose-escalation portion of a Phase 1 trial for HPN424 in patients with metastatic castration-resistant prostate cancer (mCRPC) at the American Society of Clinical Oncology (ASCO) 2020 Virtual Scientific Program. HPN424 targets prostate-specific membrane antigen (PSMA) and is based on Harpoon’s proprietary Tri-specific T cell Activating Construct (TriTAC®) platform designed to recruit a patient’s own immune cells to kill tumor cells.

The presentation highlights interim results in 44 patients across 11 dosing cohorts treated with HPN424 from the ongoing dose escalation portion of a Phase 1 clinical trial. As of the May 11, 2020 cut-off date, initial data demonstrate:

•	HPN424 is generally well-tolerated and support long-term treatment, and cytokine-related adverse events have been transient and manageable.

•

Pharmacokinetic data support weekly dosing and pharmacodynamic data supports T cell activation as measured by reduction in circulating tumor cells, increased serum cytokine levels and T cell margination after HPN424 administration.

•

Early signals of clinical activity include eight patients who remained on study treatment for greater than 24 weeks. In addition, eight patients exhibited decreases in PSA levels compared to baseline, including two who showed PSA (prostate-specific antigen) reductions of at least 50%.

“We are particularly encouraged by data supporting the predicted mechanism of action of HPN424, and the early signs of clinical activity in this heavily pretreated population,” stated Gerald McMahon, Ph.D., President and CEO, Harpoon Therapeutics. “These initial data from our lead program represent the first of four product candidates in our TriTAC clinical portfolio that can provide multiple opportunities to accelerate our pipeline into more advanced clinical studies.”

“We are excited to share the first clinical data from our HPN424 clinical program. Early data suggest that this novel, half-life extended T cell engager can be administered safely. Several patients remained on treatment for 24 weeks or more, which is notable in this late-stage cancer population,” said Natalie Sacks, M.D., Chief Medical Officer of Harpoon. “We will continue dose escalation, and plan to open an expansion cohort later in 2020. Our goal is to develop an effective immunotherapy treatment option for patients with prostate cancer.”

Trial Design and Interim Results from the HPN424 Phase 1 Clinical Trial

This Phase 1 trial is a multicenter, open-label study designed to evaluate the safety, tolerability, pharmacokinetics and activity of HPN424 in patients with mCRPC who are progressing at the time of enrollment and have had at least two prior systemic treatments for metastatic disease. The initial ongoing phase of the trial is dose escalation, with the goal of determining a recommended dose for the expansion phase. The escalation phase began with single patient cohorts and transitioned to a 3x3 design when Grade 2 toxicity was observed. HPN424 is being administered to patients once weekly by intravenous infusion. The primary outcome measures are an assessment of safety and tolerability, pharmacokinetics, and pharmacodynamics. Secondary endpoints include duration of response, progression free and overall survival. Tumor assessments include PSA, CT and bone scans performed every 9 weeks.

As of the May 11, 2020 cut-off date, 44 patients have been treated in 11 cohorts with doses ranging from 1.3 to 120 ng/kg. Enrolled patients had a median of 7 prior therapies, including 73% with prior chemotherapy, and a median of two prior novel hormonal agents. Median PSA level was 244, with a range of 0.1-5000 ng/ml. The most frequent adverse events were chills ((all grade n= 32 (73%), grade >3 n=0 (0%)), pyrexia (all grade n=21 (48%), grade > 3 n=0 (0%)), and cytokine release syndrome (CRS) (all grade n=14 (32%), grade >3 n=3 (7%)). Cytokine-related adverse events were transient, and all patients with these adverse events were retreated successfully with HPN424. Dexamethasone premedication was instituted in cohort 4 (24 ng/kg) and has been successfully administered to mitigate cytokine-related symptoms in patients treated with higher doses in subsequent cohorts. One DLT of asymptomatic Grade 3 serum lipase elevation was observed which resolved and the patient was retreated successfully as scheduled. The most common reasons for study discontinuation were due to progressive disease (72%) and unrelated adverse events (9%).

HPN424 demonstrated dose proportional increase in Cmax and AUC with a current estimate of median T1/2 of 24.9 hours (range: 9.0 – 312 hours). Dose-dependent, transient increases in peripheral cytokine and chemokine levels were observed, including increases in interleukin 6, peaking at 5 hours post infusion and returning to baseline 24 hours post-administration. Maximal cytokine/chemokine levels attenuated with each successive dose within six weeks. Baseline circulating tumor cells (CTC) ranged from 0-160 cells/ml of whole blood. Reduction in CTC was seen in 12 of 27 patients with evaluable CTC compared to baseline.

Eight of 26 patients (31%) with at least 24 weeks in follow-up remained on study beyond 24 weeks. Eight patients showed a PSA decline from baseline ranging from -4 to -76%, including patients with initial rises in PSA after study entry. Two patients had confirmed PSA partial responses with declines of 50% or greater.

Patients continue to be enrolled in the escalation phase of the trial, with a goal to identify a dose for an expansion phase planned for the second half of 2020. The expansion phase of the trial will further evaluate the safety and activity of HPN424 in patients with mCRPC. The trial is titled, “A Phase 1 Open-label, Multicenter, Dose Escalation and Dose Expansion Study of the Safety, Tolerability, and Pharmacokinetics of HPN424 in Patients with Advanced Prostate Cancer Refractory to Androgen Therapy”. For additional information about the trial, please visit www.clinicaltrials.gov using the identifier NCT03577028.

Conference Call and Webcast Today

Harpoon’s management team will host a webcast and conference call today at 4 p.m. ET / 1 p.m. PT to review the ASCO data and provide an update on other pipeline programs. The live call may be accessed by dialing:

877-407-9716 for domestic callers

201-493-6779 for international callers

A live webcast of the call will be available from the Events and Presentations section of the company’s website at https://ir.harpoontx.com/events-and-presentations and will be archived there shortly after the live event.

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immunotherapy company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri-specific T cell Activating Construct (TriTAC®) platform, Harpoon is developing a pipeline of novel TriTACs initially focused on the treatment of solid tumors and hematologic malignancies. HPN424 targets PSMA and is in a Phase 1 trial for metastatic castration-resistant prostate cancer. HPN536 targets mesothelin and is in a Phase 1/2a trial for cancers expressing mesothelin, initially focused on ovarian and pancreatic cancers. HPN217 targets BCMA and is in a Phase 1/2 trial for relapsed, refractory multiple myeloma. HPN328 targets DLL3 and Harpoon plans to initiate a Phase 1/2a trial in the second half of 2020. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “target,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Harpoon Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Harpoon Therapeutics’ clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, scope and anticipated results of clinical trials, the timing of the presentation of data, the association of data with potential treatment outcomes, the development and advancement of product candidates, and the timing of development milestones for product candidates. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, clinical trial site activation or enrollment rates that are lower than expected, unanticipated or greater than anticipated impacts or delays due to COVID-19, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, and unexpected litigation or other disputes. Other factors that may cause Harpoon Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Harpoon Therapeutics’ filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Harpoon Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Harpoon Therapeutics, Inc.

Georgia Erbez

Chief Financial Officer

650-443-7400

media@harpoontx.com

Westwicke ICR

Robert H. Uhl

Managing Director

858-356-5932

robert.uhl@westwicke.com